Exhibit 4.7

FIRST AMENDMENT TO U.S. GUARANTEE AGREEMENT

FIRST AMENDMENT TO U.S. GUARANTEE AGREEMENT (this “Agreement”) dated as of June 15, 2010, among each of the subsidiaries signatory hereto (each such subsidiary individually, a “Guarantor” and collectively, the “Guarantors”) of CROWN AMERICAS LLC, a Pennsylvania limited liability company (“U.S. Borrower”), and DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (“Administrative Agent”) for the Secured Parties.

Reference is made to the U.S. Guarantee Agreement dated as of November 18, 2005 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Guarantee”) by certain Guarantors in favor of the Administrative Agent, as administrative agent for the Secured Parties.

Reference also is made to the Credit Agreement dated as of November 18, 2005 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among U.S. Borrower, CROWN EUROPEAN HOLDINGS SA, a corporation organized under the laws of France, CROWN METAL PACKAGING CANADA LP, a limited partnership formed under the laws of the Province of Ontario, Canada, each of the subsidiary borrowers referred to therein, CROWN HOLDINGS, INC. (“Crown Holdings”), CROWN INTERNATIONAL HOLDINGS, INC. and CROWN CORK & SEAL COMPANY, INC., as Parent Guarantors, the financial institutions from time to time party thereto (the “Lenders”), DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (in such capacity, “Administrative Agent”), for the Original Dollar Revolving Lenders, the Extended Dollar Revolving Lenders, the Term B Dollar Lenders and the New Domestic Lenders from time to time party to the Credit Agreement and any other Term Lenders that advance Term Loans to U.S. Borrower or any U.S. Subsidiary, DEUTSCHE BANK AG NEW YORK BRANCH, as U.K. administrative agent for the Euro Term B Lenders, the Original Euro Revolving Lenders, the Multicurrency Revolving Lenders and the New Non-Domestic Lenders from time to time party to the Credit Agreement and any other Term Lenders that from time to time advance Term Loans to any Non-U.S. Subsidiary of Crown Holdings and THE BANK OF NOVA SCOTIA, as Canadian administrative agent for the Canadian Revolving Lenders from time to time party to the Credit Agreement.

Pursuant to the terms of the Fourth Amendment to Credit Agreement dated as of June 15, 2010 (the “Fourth Amendment”), certain of the Revolving Lenders and the Canadian Revolving Lenders have agreed to extend the Revolver Termination Date and the Canadian Revolver Termination Date of each of their Revolving Commitments or Canadian Revolving Commitments, as applicable, and to convert such extended Revolving Commitments from Original Euro Revolving Commitments and/or Original Dollar Revolving Commitments into Multicurrency Revolving Commitments and/or Extended Dollar Revolving Commitments, as applicable, as more specifically described in the Fourth Amendment.

In connection with the transactions contemplated by the Fourth Amendment, the Lenders have requested that the Guarantors execute and deliver this Agreement, and each of the Guarantors has agreed to do so pursuant to the terms hereof.

Terms used in these recitals without definition shall have the meanings assigned to such terms in the Credit Agreement (as amended by the Fourth Amendment).

This Agreement constitutes a Loan Document and these recitals shall be construed as part of this Agreement.

NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby agrees as follows:

SECTION 1. Definitions. Capitalized terms used herein (other than those terms used in the recitals hereto) but not otherwise defined herein shall have the meanings given thereto in the Guarantee.

SECTION 2. Amendments.

(a)	The Guarantee is hereby amended by amending and restating each of the first recital thereto, as well as Recital A to Annex 1 to the Guarantee, in its entirety to read, in each case, as follows:

“Reference is made to the Credit Agreement dated as of November 18, 2005 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among U.S. Borrower, CROWN EUROPEAN HOLDINGS SA, a corporation organized under the laws of France (“European Borrower”), CROWN METAL PACKAGING CANADA LP, a limited partnership formed under the laws of the Province of Ontario, Canada (“Canadian Borrower”), each of the subsidiary borrowers referred to therein (the “Subsidiary Borrowers” and together with the U.S. Borrower, the Canadian Borrower and the European Borrower, the “Borrowers”), CROWN HOLDINGS, INC. (“Crown Holdings”), CROWN INTERNATIONAL HOLDINGS, INC. (“Crown International”) and CROWN CORK & SEAL COMPANY, INC. (“CCSC”), as Parent Guarantors, the financial institutions from time to time party thereto (the “Lenders”), DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (in such capacity, “Administrative Agent”), for the Original Dollar Revolving Lenders, the Extended Dollar Revolving Lenders, the Term B Dollar Lenders and the New Domestic Lenders from time to time party to the Credit Agreement and any other Term Lenders that advance Term Loans to U.S. Borrower, DEUTSCHE BANK AG NEW YORK BRANCH, as U.K. administrative agent for the Euro Term B Lenders, the Original Euro Revolving Lenders, the Multicurrency Revolving Lenders and the New Non-Domestic Lenders from time to time party to the Credit Agreement and any other Term Lenders that from time to time advance Term Loans to any Non-U.S. Subsidiary of Crown Holdings (such lenders, the “Euro Lenders”) (in such capacity, “U.K. Administrative Agent”) and THE BANK OF NOVA SCOTIA, as Canadian administrative agent (“Canadian Administrative Agent”) for the Canadian Revolving Lenders from time to time party to the Credit Agreement.”

(b)	Section 1 of the Guarantee is hereby amended and restated in its entirety to read as follows:

“Each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, to the Administrative Agent as Agent of, the Lenders, (a) the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by any Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), in each case, of the Credit Parties to the Secured Parties under the Credit Agreement and the other Loan Documents, (b) the due and punctual payment and performance of all covenants, agreements, obligations and liabilities of the Credit Parties under or pursuant to the Credit Agreement and the other Loan Documents, (c) the due and punctual payment and performance of all monies, obligations (including the obligations to make payments in the event of early termination) and other liabilities of (I) any Credit Party in respect of overdrafts and related liabilities and obligations arising from any Bank Related Cash Management Agreement (as defined in the Credit Agreement) or (II) Canadian Borrower or any of its Subsidiaries in respect of liabilities and obligations arising from any B/A Loan, and (d) the due and punctual payment and performance of all monies, obligations (including the obligations to make payments in the event of early termination) and other liabilities of Borrowers or any of their respective Subsidiaries under each Hedging Agreement existing on the date hereof with any counterparty that was a Lender or an Affiliate of a Lender on the date hereof and each Hedging Agreement entered into with a counterparty that was a Lender (or an Affiliate of a Lender) at the time such Hedging Agreement was entered into (all the monetary and other obligations referred to in the preceding clauses (a) through (d) being collectively called the “Obligations”). Each Guarantor further agrees that the Obligations may be extended, amended, increased or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Obligation.”

(c)	The introductory paragraph to Annex 1 to the Guarantee is hereby amended by adding the words “as amended, restated or otherwise modified from time to time,” before the words “(the “U.S. Guarantee Agreement”)” therein.

(d)	Recital B to Annex 1 to the Guarantee is hereby amended and restated in its entirety to read as follows:

“Capitalized terms used without definition shall have the meanings assigned to such terms in the U.S. Guarantee Agreement (as amended) and the Credit Agreement (as amended).”

SECTION 3. Covenants, Representations and Warranties.

(a)	Each Guarantor hereby reaffirms all covenants, representations and warranties made by it in the Guarantee and agrees that all such covenants, representations and warranties shall be deemed to have been re-made as of the effective date of this Agreement (except to the extent such covenants, representations and warranties expressly relate to a prior date).

(b)	Each Guarantor hereby represents and warrants (i) that this Agreement constitutes the legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity which may limit the availability of equitable remedies (regardless of whether enforcement is sought in equity or at law) and (ii) upon the effectiveness of this Agreement, no Unmatured Event of Default or Event of Default shall have occurred and be continuing.

SECTION 4. Reaffirmation of Guarantee. Each Guarantor affirms and acknowledges that, except as specifically amended above, the Guarantee shall remain in full force and in effect and is hereby ratified and confirmed by such Guarantor.

SECTION 5. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. Communications. All communications and notices hereunder shall be in writing and given as provided in Section 14 of the Guarantee.

SECTION 7. Headings. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes.

SECTION 8. Severability. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guarantee shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9. Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which, when executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same document with the same force and effect as if the signatures of all of the parties were on a single counterpart, and it shall not be necessary in making proof of this Agreement to produce more than one (1) such counterpart. Delivery of an executed signature page to this Agreement by telecopy shall be deemed to constitute delivery of an originally executed signature page hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

CENTRAL STATES CAN CO. OF PUERTO RICO, INC.
CROWN BEVERAGE PACKAGING, INC.
CROWN CONSULTANTS, INC.
CROWN CORK & SEAL COMPANY (DE), LLC
CROWN CORK & SEAL USA, INC.
CROWN PACKAGING TECHNOLOGY, INC.
CROWN BEVERAGE PACKAGING PUERTO RICO, INC.
CROWN FINANCIAL CORPORATION
CROWN FINANCIAL MANAGEMENT, INC.
FOREIGN MANUFACTURERS FINANCE CORPORATION
NWR, INC.
CR USA, INC.
CROWN AMERICAS CAPITAL CORP.
CROWN AMERICAS CAPITAL CORP. II

By:	/s/ Michael B. Burns
Name:	Michael B. Burns
Title:	Authorized Officer

DEUTSCHE BANK AG NEW YORK BRANCH as Administrative Agent,

By:	/s/ Enrique Landaeta
	Name:	Enrique Landaeta
	Title:	Vice President

By:	/s/ Erin Morrissey
	Name:	Erin Morrissey
	Title:	Vice President